EXHIBIT 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT, 9

U.S.C. § ET SEQ., PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION,

AS MODIFIED PURSUANT TO SECTION 10.9 HEREIN.

AGREEMENT AND PLAN OF REORGANIZATION

ACQUISITION OF ASSETS OF

VERSION3, INC.

BY

COMPUTER SOFTWARE INNOVATIONS, INC.

August 18, 2008

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into effective as of the 18th day of August, 2008, by and among Computer Software Innovations, Inc., a Delaware corporation (“Buyer”); Version3, Inc., a South Carolina corporation with its principal place of business in Columbia, South Carolina (“Seller”); Robert Ginsburg, Andrew Sakalian, and Kurt Haas (collectively, the “Majority Shareholders”); and Donald Jones, Steven Kean and Richard Wakeman (collectively, the “Minority Shareholders”)(Majority Shareholders and Minority Shareholders collectively, “Shareholders” ).

RECITALS:

WHEREAS, Seller is engaged in the provision of software products and services related to access and identity management (the “Business”); and

WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller and the Business and assume certain obligations of Seller, and Seller wishes to convey such assets to Buyer, subject to such obligations, in exchange for shares of common stock of Buyer as part of a statutory reorganization in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “IRC”) and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets.

(a) Subject to the provisions of this Agreement and except for those assets expressly excluded in subsection (b) (the “Excluded Assets”), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.6 hereof), all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including without limitation:

(i) all cash representing any and all monies received prior to the Closing Date for services to be performed after the Closing Date, and any other items for which services have been prepaid;

(ii) all accounts receivable representing any and all invoices or billings received or sent prior to the Closing Date for services to be performed after the Closing Date;

(iii) all assets shown or reflected on the Base Balance Sheet (as defined in Section 2.7 hereof) of Seller, other than those identified in paragraph (b) below;

(iv) all work in process (the “WIP”);

(v) all furniture, fixtures, machinery, equipment, supplies, and raw materials;

(vi) any rights of Seller in software developed or owned by Seller, including all versions, variations, modifications, enhancements, additions or replacements thereof, the source codes and object codes (in all media), all software program documentation and user materials, and all associated utilities and support software and any rights of Seller in any software licensed by it together with all software program documentation and user materials for such software (collectively, the “Software”), subject to the rights of all licensees of such Software;

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(vii) any hardware and related products of Seller or used in connection with the Business, including all versions, variations, modifications, enhancements, additions or replacements thereof, and all hardware documentation and user materials (collectively, the “Hardware”);

(viii) all technical and descriptive materials relating to the acquisition, design, development, manufacture, use, support or maintenance of the Software or the Hardware, including the computer source and/or object code and program documentation and related materials to the extent Seller has rights therein (collectively, the “Technical Documentation”);

(ix) all business records and contracts, including project files and customer histories other than those identified in paragraph (b) below (the “Business Records”);

(x) all of Seller’s goodwill and intangible assets including, without limitation, all, customer lists, brochures, marketing literature, licenses, permits, processes, files and records; and

(xi) all of Seller’s intellectual property including, without limitation, all trademarks, trade names, service marks, logos, patents, copyrights, website and domain names, technology, trade secrets and other intangible assets used in the Business including, but not limited to, the exclusive right to use the name of Seller as all or part of a trade or corporate name (collectively, the “Intellectual Property”).

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the “Subject Assets.”

(b) The following assets shall be excluded from the Subject Assets as Excluded Assets:

(i) assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business;

(ii) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and Shareholders, original tax returns and financial statements, such other records as have to do exclusively with Seller’s organization or stock capitalization, and copies of such documents of Seller which Seller deems necessary to substantiate its income and other tax returns;

(iii) all benefit plans, if any, including the assets held by Seller under said benefit plans;

(iv) all the assets set forth on Schedule 1.1(b)(iv) hereto.

1.2 Assumption of Liabilities.

Upon the sale and purchase of the Subject Assets, with the exception of those matters listed in Schedule 1.2 hereto (the “Assumed Liabilities”), Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller, or any Affiliate (as defined below), or any claim against any of the foregoing or against the Subject Assets of the Business arising prior to Closing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise. Without limiting the foregoing sentence, Buyer shall have no responsibility with respect to the following, whether or not disclosed in the Base Balance Sheet or a Schedule, including without limitation:

(i) any liabilities and obligations related to or arising from the transactions with any officer, director or Shareholders of Seller or any person or organization controlled by, controlling, or under common control with any of them (an “Affiliate”);

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(ii) liabilities and obligations for taxes of any kind, including taxes related to or arising solely from the transfers contemplated hereby, which transfer taxes shall be the responsibility of Seller, provided, ad valorem property taxes due on the Subject Assets (or under any real or personal property lease) shall be prorated among Buyer and Seller based upon the number of days in the taxable period to which such ad valorem property taxes apply that each party owns the Subject Assets;

(iii) liabilities and obligations of Seller for damage or injury to person or property, including, without limitation, injuries to employees;

(iv) liabilities and obligations to employees of Seller, whether for accident, disability, or workers compensation insurance or benefits, benefits under employee benefit plans, or obligations related to or resulting from severance of employment by Seller;

(v) workmen’s liens on any of the Subject Assets;

(vi) liabilities incurred by Seller or Shareholders in connection with this Agreement and the transactions provided for herein, including counsel, broker and accountant’s fees, filing fees, transfer and other taxes, and expenses pertaining to Seller’s liquidation or the performance by Seller of its obligations hereunder;

(vii) liabilities of Seller related to environmental matters, including without limitation, liabilities associated with any disposal or use of hazardous materials or substances under Federal (including CERCLA) or state laws, common law or otherwise;

(viii) liabilities of Seller related to the Occupational Safety and Health Act (“OSHA”), or any other similarly applicable state law, and liabilities for healthcare expenses incurred prior to Closing;

(ix) liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class or under any benefit plans;

(x) liabilities of Seller regarding any products manufactured or distributed by Seller prior to the Closing Date; and

(xi) any other liabilities arising out of facts or circumstances existing prior to the Closing Date or the operation of Seller’s Business prior to the Closing Date, save and except to the extent, if any, included within the Assumed Liabilities.

1.3 Consideration and Payment.

(a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Subject Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller and Shareholders, Buyer will pay to Seller, or the Shareholders as its permitted assigns, the following consideration (collectively, the “Consideration”):

(i) the issuance of one million three hundred fifty three thousand one hundred forty three (1,353,143) shares of common stock of Buyer, par value of $.001 (the “Initial Stock”). The number of shares of Initial Stock assumes sufficient cash would remain in the business to cover the billed and unfulfilled portion of any Assumed Liabilities (other than the assumed loan obligation owing to Andrew Sakalian by Seller, such loan to be paid by Buyer and satisfied in full at Closing) and such number may be reduced for any shortfall; and

(ii) the issuance of eight hundred thousand (800,000) shares of common stock of Buyer, par value $.001 (the “Earn Out Shares”)(the Initial Stock and the Earn Out Shares collectively, the

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“Stock”), to be held in escrow by Smith Moore Leatherwood, LLP (the “Escrow Agent”) and released pursuant to that certain Escrow Agreement by and among Buyer, Seller (or the Shareholders as its permitted assigns) and the Escrow Agent dated simultaneously herewith (the “Escrow Agreement”). In accordance with the Escrow Agreement, the Earn Out Shares shall be released to the Seller or the Shareholders as its permitted assigns only upon the Business achieving certain revenue and EBITDA targets during each of the first three complete twelve month periods designated below following the Closing Date (the “Earn Out Periods”). If the Business achieves the Revenue (hereinafter defined) and EBITDA (hereinafter defined) targets set forth for any of the Earn Out Periods, then the number of Earn Out Shares set forth below with respect to any such period shall be released from escrow to the Seller or the Shareholders as its permitted assigns. If the Business does not achieve the Revenue or EBITDA target set forth for any of the Earn Out Periods, then the number of Earn Out Shares set forth below with respect to any such period shall be deemed to have been forfeited by the Seller and the Shareholders and then returned to Buyer for cancellation on Buyer’s books.

Earn Out Period	Revenue Target	EBITDA Target	Number of Earn Out Shares of Buyer
1/1/2009 to 12/31/2009	$2,500,000	$750,000	300,000
1/1/2010 to 12/31/2010	$5,000,000	$1,500,000	300,000
1/1/2011 to 12/31/2011	$7,000,000	$2,100,000	200,000

(b) To the extent the Earn Out Shares have not been forfeited in accordance with the Escrow Agreement and subsection (a) above, the Seller or the Shareholders as its permitted assigns shall be reflected as the owners of such Earn Out Shares for purposes of voting the shares and the receipt of any dividends distributed by the Buyer as a result of such shares. Until the Earn Out Shares are released under the Escrow Agreement, the Seller or the Shareholders as its permitted assigns shall not be permitted to sell, transfer, assign, or otherwise encumber the Earn Out Shares.

(c) For purposes of this Section 1.3, Revenues of the Business shall mean the total of all amounts billed plus all amounts earned but unbilled during each the Earn Out Periods. For purposes of this Section 1.3, EBITDA of the Business for during the Earn Out Periods shall mean its earnings from operations before interest, taxes, depreciation and amortization, calculated as if it were being operated as a separate and independent corporation. EBITDA shall be calculated using the components as included in the definition above determined in accordance with generally accepted accounting principles (GAAP) as consistently applied by Seller as determined by the firm of independent certified public accountants engaged by Buyer for purposes of its own audit.

1.4 Delivery of Noncompetition Agreement; Nonsolicitation Agreements.

(a) At the Closing, Seller and the Majority Shareholders shall enter into a confidentiality and noncompetition agreement with and for the benefit of Buyer (collectively, the “Noncompetition Agreements”), in the form attached hereto as Exhibit A.

(b) At the Closing, the Minority Shareholders shall enter into a confidentiality and nonsolicitation agreement with and for the benefit of Buyer (collectively, the “Nonsolicitation Agreements”), in the form attached hereto as Exhibit B.

1.5 Delivery of Employment Agreements. At the Closing, the Majority Shareholders shall each enter into employment agreements with Buyer (the “Employment Agreements”), in the form attached hereto as Exhibit C.

1.6 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Smith Moore Leatherwood, LLP, Greenville, South Carolina, on August 18, 2008 but with an effective date and time of 12:01 a.m. on August 18, 2008 (the “Closing Date”); provided, however, that the Closing may be postponed for such period as mutually agreed by the parties. Notwithstanding the foregoing, the parties acknowledge and agree that

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although the physical location of the Closing shall be in Greenville, South Carolina, each of the parties that desire to do so may execute and deliver all documents and instruments at Closing by facsimile or other mutually agreeable method of transmission with originally executed documents to be delivered separately.

1.7 Transfer of Subject Assets; Proration.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets including bills of sale, assignments of contracts, leases, and such other instruments of transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereto) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for Buyer, and (iii) except as expressly provided herein, shall effectively vest in Buyer good and marketable title to all the Subject Assets and all of Seller’s rights and interest therein free and clear of all liens, restrictions and encumbrances, except liens for taxes not yet due and payable, it being understood that Seller shall procure and deliver at the Closing such certificates or other confirmations from the taxing authorities of the State of South Carolina as are generally issuable by such authorities regarding Seller’s payment of taxes prior to the Closing, and, provided further, that Seller shall, after the Closing, promptly pay when due such taxes as are not included in the Assumed Liabilities.

(b) At the Closing, Buyer and Seller shall prorate as of the Closing Date all rents, utilities and other charges affecting the Subject Assets so that amounts attributable to periods prior to the Closing Date are borne by Seller (or, in the case of any benefits, received by Seller) and amounts attributable to periods commencing on the Closing Date are borne by Buyer (or, in the case of any benefits, received by Buyer).

1.8 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller’s Business Records, tax returns for the five (5) years prior to the Closing, books and other data relating to the Subject Assets, and the Business and operations represented thereby (except corporate records, original tax returns and financial statements, and other property of Seller excluded under Section 1.1(b)) and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and Business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys reasonable access to the books and records of Seller delivered to Buyer under this Section 1.8, all of which shall be retained by Buyer until December 31, 2015, and shall permit Seller to make extracts and copies therefrom for the purpose of preparing such tax returns of Seller as may be required after the Closing and for other proper purposes approved by Buyer. Similarly, after the Closing, Seller shall afford to Buyer and its accountants and attorneys reasonable access to the books and records of Seller retained by Seller under Section 1.1(b) and shall permit Buyer to make extracts and copies therefrom for any proper purpose.

1.9 Change of Name. Immediately following the Closing, Seller shall file with the Secretary of State of South Carolina an amendment to its Charter (as hereafter defined) changing its name to a name which does not include the phrase “Version3” or any derivation or permutation thereof, or any name confusingly similar to the name of Buyer or any of its subsidiaries or divisions (such names to be provided to Seller upon request). In connection with the Closing, Seller shall deliver to Buyer a statement consenting to the use of the name “Version3” by Buyer or any affiliate thereof, or shall have taken such other steps within Seller’s power to permit Buyer or any affiliate thereof to use the name.

1.10 Further Assurances. Seller and Shareholders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.8) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets.

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To the extent that the assignment of any lease, contract, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof except to the extent such consent is obtained; however, Seller shall use its best efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such leases, contracts, commitments or rights. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller.

1.11 Tax Returns. Seller shall promptly prepare and file on or before the due date or any extension thereof all required Federal, state and local tax returns with respect to Seller’s operations prior to the Closing. Seller shall provide Buyer with copies of all such tax returns, the contents of which shall be kept confidential by Buyer unless disclosure is otherwise required by law, subpoena, court order or governmental audit.

1.12 Statutory Reorganization. It is the intent of this Agreement and of the parties hereto that the acquisition of the assets and Business of Seller as contemplated hereunder shall be considered a statutory reorganization pursuant to Section 368(a)(1)(C) of the IRC and that this Agreement shall be considered a “plan of reorganization” for such purpose. The exchange of the Stock by Buyer for the assets and Business of Seller shall be considered a non-taxable exchange pursuant to Section 354 of the IRC.

1.13 Right to Hire Employees. Seller shall use its reasonable efforts to make available to Buyer all of Seller’s employees for hire at or after the Closing. Seller shall be responsible for all wages, benefits, severance obligations, vacation and sick leave accruals (if any such accruals exist) and other obligations for such employees relating to the period prior to the date such employee is no longer an employee of Seller. The standard procedure established in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by Buyer for the employees of Seller hired by Buyer after Closing. In timely fashion, Seller agrees to furnish Buyer with information it has which Buyer needs to comply with this procedure. Buyer will be the “successor employer” for FICA/FUTA purposes.

1.14 Shareholder Consent. Seller and Shareholders shall provide a Written Consent in Lieu of a Meeting of the Shareholders of Version3, Inc. setting forth that (i) the transactions contemplated by this Agreement has been unanimously approved by the Shareholders and (ii) that each Shareholder has unconditionally waived any and all dissenters’ rights such Shareholder has regarding the transactions contemplated by this Agreement.

1.15 Microsoft Contracts. Buyer acknowledges and agrees that the Seller’s current contracts with Microsoft are not assignable to Buyer. Following the Closing, the Seller and the Majority Shareholders shall use their best efforts to assist Buyer in obtaining new substantially similar contracts with Microsoft.

1.16. Assignment of Stock. Seller and Shareholders acknowledge and agree that Seller shall transfer, convey and assign of all its right, title and interest in and to the Initial Stock issued to Seller pursuant to Section 1.3 hereof upon the Closing of the transactions contemplated herein. Following the expiration of the Earn Out Periods and upon the final determination of the amount of the Earn Out Shares to be released by the Escrow Agent pursuant to the terms of the Escrow Agreement, Seller shall transfer, convey and assign of all its right, title and interest in and to the released Earn Out Shares.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND MAJORITY SHAREHOLDERS.

Seller and Majority Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

2.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller’s Articles of Incorporation or equivalent document as amended to date (“Charter”), certified by the Secretary of State of the State of South Carolina and filed in the appropriate county in South Carolina as required by the South Carolina Business Corporation Act, and of Seller’s bylaws as amended to date, certified by Seller’s Secretary (or the equivalent), previously delivered to Buyer’s counsel, are, and will be at the Closing, complete and correct. Seller is not qualified to do business as a foreign corporation in any jurisdiction and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or otherwise) of Seller (a “Material Adverse Effect”).

2.2 Capitalization of Seller. All of the issued and outstanding capital stock of Seller is owned of record and beneficially by the persons set forth on Schedule 2.2 of that certain letter delivered by Seller and Shareholders to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”).

2.3 Subsidiaries. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Except as reflected on the Financial Statements (as defined in Section 2.7(a) hereof), Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. Shareholders and Seller have the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of the requisite unanimous approval of the Shareholders of Seller, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the Agreement has been executed and delivered by Seller and Shareholders, and the Agreement is the legal, valid and binding obligation of Seller and Shareholders, enforceable against Seller and Shareholders in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. Seller is not: (a) in violation of its Charter or bylaws; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which would (with or without the passage of time or the giving of notice) afford to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets or to which it is subject or by which any of its assets or business may be bound, where any such violation or default under any one or more of subparts (b), (c), or (d) of this Section 2.5, individually or in the aggregate, could have a Material Adverse Effect.

2.6 No Conflict of Transaction With Obligations and Laws. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Charter or bylaws of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person, (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument by Seller or to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach by Seller or Shareholders of any other agreement, instrument or obligation to which Seller or Shareholders is a party or by which either or both or any of their respective assets are bound; (v) result in a violation of any law, regulation, administrative order or judicial order applicable to Seller or its business or assets or to which it is subject, or by which its assets or business may be bound; (vi) invalidate or adversely affect any permit, license or authorization used in Seller’s Business or (vii) result in the creation of any lien upon any of the assets of Seller.

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2.7 Financial Statements.

(a) Seller has delivered or will deliver to Buyer at Closing (i) financial statements of Seller for the periods ended December 31, 2006 and December 31 2007, and (ii) a balance sheet and income statement for the six (6) month period ended June 30, 2008 (the “Financial Statements”) all of which are complete and correct and fairly present in all material respects the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved and prior periods, save and except as follows: certain deferred revenues are not GAAP; and GAAP requirements pertaining to financial statement footnotes have not been adhered to.

The balance sheet dated June 30, 2008 included in the Financial Statements is sometimes referred to hereinafter as the “Base Balance Sheet.”

(b) The books of account and other financial records of Seller: (i) have been maintained in accordance with good business and accounting practices, and reflect all items of income and expense and all assets and liabilities required to be reflected therein; and (ii) are in all material respects complete and correct, and do no contain or reflect any material inaccuracies or discrepancies.

2.8 Absence of Certain Changes and Undisclosed Liabilities.

(a) Since the date of the Base Balance Sheet, Seller has operated the Business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Seller.

(b) There are no Liabilities of Seller, other than Liabilities (i) reflected or reserved against on the Base Balance Sheet or (ii) disclosed on Schedule 2.8(b) of the Seller Disclosure Letter. For the purposed of this Section 2.8(b), “Liabilities” shall mean any debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, legal action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

2.9 Payment of Taxes. Seller has duly and timely filed all federal, state, local, and foreign government income, excise, gross receipts or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns, and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all applicable taxes (“Tax Returns”) including without limitation, with respect to all income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding, severance, stamp, occupation, and windfall profit taxes, of every kind, character or description, and imposed by any government or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments (“Taxes”).

2.10 Title to Premises; Liens; Condition of Properties.

(a) Seller owns no real property.

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(b) Seller has delivered to Buyer true, correct and complete copies of all material leases, subleases, rental agreements, tenancies or licenses related to all real property occupied by Seller (the “Real Property”) and any of its personal property.

(c) Except as specifically disclosed in the Base Balance Sheet, Seller has good and marketable title to all its owned personal property, free from liens, pledges and encumbrances and each of its leases is valid, binding and enforceable in accordance with its terms against Seller and, to the knowledge of Seller and Shareholders, against the other parties thereto, is subsisting and (subject to obtaining required consents) fully assignable by Seller, and no default by Seller exists thereunder, or to the knowledge of Seller and Shareholders, by any other party. Seller has not received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

(d) Except as otherwise specified in Schedule 2.10(d) of the Seller Disclosure Letter, to the knowledge of Seller and Shareholders, all machinery and equipment of Seller, and the HVAC system used by Seller, are in good condition, working order and repair, age and reasonable wear and tear excepted, are adequate for the uses to which they are put, have been maintained in accordance with the past practices of Seller’s business in a responsible manner as historically conducted, substantially conform with all applicable ordinances, regulations and zoning, safety or other laws, and do not encroach on property of others.

2.11 Work-in-Process; Accounts Receivable. All work in process and accounts receivable of Seller existing as of the Closing Date hereof represent valid contracts for Seller’s services for which Seller, subject to applicable payment terms, is entitled to receive full payment.

2.12 Title to Intellectual Property.

(a) Except as set forth on Schedule 2.12(a) of the Seller Disclosure Letter (the “Permitted Intellectual Property Encumbrances”), Seller owns good and marketable title, free and clear from all encumbrances, to the Intellectual Property. Seller has delivered to Buyer true, correct and complete copies of all of the Intellectual Property. There are no oral contracts, agreements, licenses, or other commitments or arrangements between Seller and any person or entity in effect which evidence any intellectual property rights, trade secrets, or other proprietary information, processes, or formulae used in, or incidental to, the sale, license, sublicense, development, manufacture, support or maintenance of, or arising from Software or Hardware, or otherwise necessary for the ownership or use of the Subject Assets.

(b) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software, Hardware, Technical Documentation, or the Intellectual Property on behalf of Seller either (i) have been party to a “work-for-hire” arrangement or agreement with Seller, in accordance with applicable federal and state law, that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

(c) No claims have been asserted by any person or entity with respect to the use of the Subject Assets and neither Seller nor Shareholders know of any valid basis for any such claim. To the knowledge of Seller and Shareholders, the use of the Intellectual Property, such as patents and trademarks, by Seller does not infringe on the rights of any person or entity.

2.13 Technical Documentation. Seller shall provide to Buyer any Technical Documentation including all object code, source code, system documentation, statements of principles of operation, and schematics for the Software. The Technical Documentation also includes any program (including compilers), “workbenches,” tools, and higher level (or “proprietary”) language used for the development, maintenance, and implementation of the Software, if any. The Technical Documentation also includes the product manufacture documentation, statements of principles of operation, and schematics for the Hardware, if any.

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2.14 Third Party Components in the Software and the Hardware.

(a) Software. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party programming and materials contained in the Software and the Technical Documentation. The Software and the Technical Documentation owned by Seller contain no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Software and the Technical Documentation owned by Seller do not contain derivative works of any programming or materials not owned in their entirety by Seller and included in the Subject Assets.

(b) Hardware. Seller has validly and effectively obtained the right and license to use, copy, modify, and distribute the third-party products and materials contained in the Hardware and the Technical Documentation. The Hardware and the Technical Documentation contain no other products or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Hardware and the Technical Documentation owned by Seller do not contain derivative works of any products or materials not owned in their entirety by Seller and included in the Subject Assets.

2.15 Third Party Interests or Marketing Rights in the Software and the Hardware. Seller has not granted, transferred, or assigned any right or interest in the Software, the Hardware, the Technical Documentation or the Intellectual Property to any person or entity, except as set forth on Schedule 2.15 of the Seller Disclosure Letter. Except as set forth in Schedule 2.15 of the Seller Disclosure Letter, all Material Contracts relating to the Software constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified piece of Software and related user documentation, for internal purposes only, on a single central processing unit (“CPU”). There are no contracts, agreements, licenses, or other commitments or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software or the Hardware or any other Technical Documentation, or the Intellectual Property by any independent salesperson, distributor, sub licensor, or other remarketer or sales organization.

2.16 Labor and Employee Relations.

(a) Except as shown on Schedule 2.16(a) of the Seller Disclosure Letter, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered by Seller to Buyer.

(b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes, except where failure to comply would not have a Material Adverse Effect. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller and Shareholders, threatened, with respect to the employees of Seller.

(c) There are no complaints against Seller pending or, to the knowledge of Seller and Shareholders, threatened, before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

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(d) There is no contingent liability or accruals for sick leave, vacation time, severance pay or similar items not set forth on the Base Balance Sheet. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or at law or any notice requirement under any Federal or state plant closing law.

(e) There has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

(f) Seller has furnished Buyer a complete and accurate list of all employees of Seller, their date of hire and their rate of compensation as of the date of this Agreement (including a breakdown of the portion thereof attributable to salary, bonus and other compensation). Except as previously disclosed to Buyer in writing, each of Seller’s employees is an employee at will and will be no longer employed by Seller on the Closing Date. Buyer may hire such of Seller’s then former employees on the day following the Closing Date as Buyer decides to hire upon such terms as determined by Buyer in its sole discretion. Seller shall be responsible for all severance and other employment related payments accrued as of the Closing Date.

2.17 ERISA and Employee Benefits

(a) Set forth on Schedule 2.17 of the Seller Disclosure Letter is a list of each employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) which is or has been maintained for the benefit of employees of Seller.

(b) As of the Closing, none of the Subject Assets will be subject to any lien arising under ERISA, and Seller will not have any liability in respect to any Employee Benefit Plan for which Buyer could be held liable. For purposes of this Agreement, “Employee Benefit Plans” mean all pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, cafeteria, medical, group, life, health, accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of ERISA) and any welfare plan (within the meaning of Section 3(1) of ERISA), covering any present or former employees, consultants, officers, or directors (or dependents or beneficiaries of any such persons) of Seller or to which Seller is a party or bound or by which Seller otherwise may have any liability to any present or former employee, consultant, officer, or director (or to any dependent or beneficiary of any such person) of Seller.

2.18 Environmental Matters. To Seller and Majority Shareholder’s knowledge: (a) there are no and have not been any Hazardous Materials or underground storage tanks at, on, under or around the Real Property; (b) the Real Property has been operated and used in compliance with all applicable environmental laws; (c) there are no actions, suits, claims, proceedings, investigations or enforcement actions pending or threatened under any environmental law with respect to the Real Property; and (d) neither Seller nor Majority Shareholder has received any notice, claim or demand from any governmental entity or other person regarding the presence of Hazardous Materials at, on, under or around the Real Property or alleging that the Real Property are in violation of any environmental laws. Seller has delivered to Buyer copies of all environmental reports in Seller’s possession. To Seller or Majority Shareholder’s knowledge, the environmental reports are accurate and complete and neither Seller nor Majority Shareholder is aware of any other reports or information pertaining to the environmental condition of the Real Property, other than as set forth in the environmental reports. “Hazardous Materials” shall mean any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, radioactive materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any environmental laws.

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2.19 Permits. Seller holds and is in compliance with all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where failure to so comply would not have a Material Adverse Effect. Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise. Seller has not received any notification of non-compliance or violation with any such license, permit, registrations, order, authorizations, approvals or franchises.

2.20 Material Contracts.

(a) Seller has or has caused to be delivered to Buyer true, correct and complete copies of all contracts and agreements (including oral and informal arrangements) of Seller having a financial consequence to Seller of more than Five Thousand and no/100ths Dollars ($5,000.00) and/or a maximum term, including extensions, of more than one (1) year and all agreements relating to Intellectual Property (collectively, the “Material Contracts”).

(b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Seller nor Majority Shareholders have received any notice that Seller is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

(c) To the knowledge of Seller and the Majority Shareholders, no other party to any Material Contract is in breach thereof or default thereunder in any material respect nor has any event occurred or failed to occur which, with the giving of the notice or passage of time or both, would constitute a material breach of or default under any Material Contract by any other party to any Material Contract.

(d) There is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Seller, including the Subject Assets.

2.21 Warranty or Other Claims. Neither Seller nor Majority Shareholders know of, or have reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for product that is defective or fails to meet any product warranty. No claim is being asserted against Seller for renegotiation or price redetermination of any business transaction, and neither Seller nor Majority Shareholders have knowledge of any facts upon which any such claim could be based.

2.22 Litigation. Schedule 2.22 of the Seller Disclosure Letter sets forth an accurate and complete list of (a) all claims, actions, suits, arbitration or other proceedings or investigations (collectively, “Actions”) in the past five (5) years by or against Seller (or by or against any Affiliate, including Shareholders, relating to the Business or Seller), or affecting any of the Subject Assets or the Business, and (b) all Actions which to the knowledge of Seller or Shareholders are currently threatened to be brought. Except for matters described in Schedule 2.22 of the Seller Disclosure Letter, there are no Actions pending (or, to the knowledge of Seller and Shareholders, threatened) against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Seller, or (c) will result in any material adverse change in the business, properties, operations, prospects, or assets of Seller, on a standalone or consolidated basis. Neither Seller nor Shareholders has any reason to believe that any such claim, action, suit, arbitration or other proceeding or investigation may be brought against Seller.

2.23 Insurance. Seller maintains (i) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its

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industry. Seller has delivered to Buyer true, correct and complete copies of all policies of insurance maintained by Seller (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies. To the knowledge of Seller and Majority Shareholders, such policies are sufficient for compliance with all requirements of law currently applicable to Seller and of all agreements to which Seller is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums. There are no claims pending or, to the knowledge of Seller and Majority Shareholders, overtly threatened, under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. No notice of cancellation or termination has been received with respect to any such policy. Seller has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.

2.24 Finder’s Fee. Neither Seller nor Majority Shareholders has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

2.25 Full Disclosure. No representation or warranty made by the Seller or Shareholders in this Agreement and no certificate or document furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading subject to any limitation, qualification or caveat expressly contained in such statement. Except as set forth or referred to in this Agreement, Seller and Shareholders do not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any equity securities of the Buyer.

2.26 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, SELLER AND THE SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE SUBJECT ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 2, BUYER IS PURCHASING THE SUBJECT ASSETS ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND THE SHAREHOLDERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE SUBJECT ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

ARTICLE 3. CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.

Seller and Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1 Knowledge. To the best knowledge of Shareholders, there exists no past, present or imminent or threatened occurrence of any event or the existence of any information which would cause or constitute a breach of any of the representations and warranties of Seller and Shareholders contained in or referred to in this Agreement.

3.2 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto (including but not limited to the Seller Disclosure Letter) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact known to Seller or

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Shareholders which adversely affects, or is likely to (so far as now can be reasonably foreseen) materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

3.3 Financial Risks. Each of the Seller and the Shareholders acknowledge that he, she or it is able to bear the financial risks associated with an investment in the securities being transferred as part of the Consideration of the transactions contemplated herein and that each has been given full access to such records of the Buyer and the subsidiaries and to the officers of the Buyer and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. Each of the Seller and the Shareholders is capable of evaluating the risks and merits of an investment in the securities being transferred from the Buyer by virtue of his, her, or its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and each is capable of bearing the entire loss of the securities being transferred from the Buyer.

3.4 Investment Experience. Each of the Seller and the Shareholders is (i) except as set forth in the Shareholder’s Agreement (as such term is hereinafter defined) executed by each Shareholder, an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) , (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers and professional advisors (who are not affiliated with or compensated in any way by the Buyer or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the securities being transferred to the Seller by the Buyer.

3.5 Knowledge of Buyer. The Seller, the Shareholders and their advisors, if any, have received, fully reviewed and understand the information concerning the Buyer, its condition and operations, in the Private Offering Memorandum of Buyer dated August 4, 2008 (the “Memorandum”) provided to the Seller and the Shareholders and, upon request, have been furnished with all other materials relating to the business, finances and operations of the Buyer and materials relating to the securities of the Buyer. The Seller, the Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received complete and satisfactory answers to any such inquiries.

3.6 Risk Factors. Each of the Seller and the Shareholders understands that the investment in the securities of the Buyer involves a high degree of risk, and has reviewed and considered, among other risks, those risks and other information designated in the “Risk Factors” section of Buyer’s of the Memorandum. The Seller and the Shareholders understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being transferred to the Seller by the Buyer. The Seller and the Shareholders warrant that they are able to bear the complete loss of its investment in the securities.

3.7 Investment Intent. The Seller (and the Shareholders if any stock is assigned to him) are acquiring the Stock for their own account as an investment and without an intent to sell, transfer or distribute the Stock.

3.8 Unregistered Securities. The Stock has not been registered under the Securities Act or under the securities or “blue sky” laws of any state and thus the Seller (or the Shareholders, as applicable) must bear the economic risk of the investment indefinitely because the Stock may not be sold unless subsequently registered under the Securities Act and under any applicable state securities or “blue sky” laws, unless permitted by Rule 144 of the Securities and Exchange Commission or unless exemptions from such registration requirements are available; registration under the Securities Act or under the securities or “blue sky” laws of any state is unlikely at any time in the future; Buyer is not obligated to file a registration statement under the Securities Act or under the securities or “blue sky” laws of any state; and Buyer has not covenanted to take any action necessary to make any exemption for sale of the Stock without registration available.

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3.9 Waiver of Dissenters’ Rights. Each of the Shareholders acknowledge their right to dissent from the transactions contemplated by this Agreement as set forth in Section 1.14 above and as more fully detailed in Chapter 13 of Title 33 of the S.C. Code, which is attached hereto as Exhibit D, (the rights collectively, the “Dissenters’ Rights”). Each Shareholder hereby acknowledges receipt and review of the Memorandum of Buyer and specifically acknowledges review and acknowledgement of that section of the Memorandum entitled “Shareholders Dissenters Rights.” Shareholders acknowledge and agree that a condition to the Buyer consummating the transactions contemplated herein is the waiver by each of the Shareholders of all of their Dissenters’ Rights and each of Shareholders represent and warrant that such Dissenters’ Rights have been so waived.

3.10 Consent to Transaction. Each of the Shareholders acknowledge and agree that a condition to the Buyer consummating the transactions contemplated herein is the unanimous approval by the Shareholders of this Agreement and the transactions detailed herein and each of the Shareholders represent and warrant that such unanimous approval has been given.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and Shareholders as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is, or prior to the Closing, will be duly qualified to transact business in the State of South Carolina.

4.2 Authorization of Transaction. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including approval of the board of directors of Buyer, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby and the same constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

4.3 No Conflict of Transaction with Obligations and Laws.

(a) Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Buyer’s Charter or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Buyer.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority, except for Buyer’s obligations to disclose under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) and federal and state laws and regulations relating the issuance of the Stock.

4.4 Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

4.5 Authorization from Others. Buyer has obtained and delivered to Seller all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement and the agreements contemplated hereby.

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4.6 Litigation. Except as set forth on Schedule 4.6 of that certain letter delivered by Buyer to Seller and Shareholders concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), there is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which will have a material adverse effect on its properties, assets or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.7 Stock. The Buyer’s common stock is traded in the over the counter market and quoted on the OTC Bulletin Board (the “OTCBB”). There is no action or proceeding by the OTCBB, the Securities and Exchange Commission, or any other person or entity, the intent of which is to restrict or terminate the trading of the Buyer’s common stock on the OTCBB, and Buyer has no knowledge that any such action or proceeding is threatened by any person or entity.

4.8 Absence of Certain Changes and Undisclosed Liabilities. Since the date of the Buyer’s most recently filed Form 10-Q, Buyer has operated its business in the normal and ordinary course of business and there has not been any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Buyer which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably expected to have a Material Adverse Effect with respect to Buyer.

4.9 Full Disclosure. No representation or warranty made by the Buyer in this Agreement and no certificate or document furnished or to be furnished to the Seller and Shareholders pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading subject to any limitation, qualification or caveat expressly contained in such statement.

4.10 No Knowledge of Breach. Based on Buyer’s due diligence of Seller, Buyer has no knowledge of any claim, breach, misrepresentation, event, fact or circumstance that would cause Seller and Shareholders to be in default or breach any of the representations and warranties given by Seller and Shareholders in Articles 2 and 3 above.

ARTICLE 5. CONDITIONS TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 5 will have been accomplished or waived in writing by Buyer.

5.1 Representations; Warranties; Covenants. Each of the representations and warranties of Seller and Shareholders contained in Article 2 and Article 3 shall be true and correct in all material respects as though made on and as of the Closing. Seller and Shareholders shall, on or before the Closing, have performed in all material respects all of their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Seller shall have delivered to Buyer a certificate of Seller’s President dated as of the Closing to the foregoing effect.

5.2 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction

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contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

5.3 No Bankruptcy. Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets.

5.4 No Adverse Change. There shall be no material adverse change to the Subject Assets or business of Seller taken as a whole since the date of this Agreement.

5.5 Release of Liens, Security Interests and Other Encumbrances. Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Subject Assets free and clear of all liens (other than for taxes not yet due and payable), attachments, mortgages, security interests or other encumbrances of any nature whatsoever.

5.6 Authorization from Others. Seller shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices that are reasonably deemed necessary by Buyer, upon advice of counsel, (i) to provide for the continuation by Buyer of the business of Seller, (ii) to assign to Buyer all of the WIP, and (iii) to consummate the transactions contemplated by this Agreement.

5.7 Due Diligence. Buyer, acting through its own management and personnel, counsel, accountants, engineers or other representatives designated by it, shall have been afforded reasonable opportunity to examine, investigate and review all material aspects of Seller’s Business, including, but not limited to, Seller’s financial statements, contracts and leases, assets, liabilities, intellectual property, technology, products, inventory, accounts receivable, methods of accounting, financial and other business records, customers and suppliers, Seller’s facilities, machinery and equipment, and prospects. Buyer shall be satisfied, in its sole discretion and in all respects, with the results of such due diligence review.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF SELLER AND THE SHAREHOLDERS.

The obligations of Seller and Shareholders to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished or waived in writing by Seller:

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to Seller a certificate of the President of Buyer dated as of the Closing to such effect.

6.2 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided.

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6.3 Authorization from Others. Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations that are reasonably deemed necessary by Seller, upon advice of counsel, to consummate the transactions contemplated by this Agreement.

6.4 No Bankruptcy. Buyer shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets, and no such action described in this Section 6.4 shall be threatened by a bona fide third party.

ARTICLE 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

7.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to the other party or parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the periods of indemnification under Article 9, regardless of any investigation and shall not merge in the performance of any obligation by the parties hereto.

7.2 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all accounts receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items required to be transferred by it to Buyer pursuant to the provisions hereof.

7.3 Payment of Debts. Seller shall as promptly as possible after the Closing pay all debts and obligations not to be assumed by Buyer hereunder within their respective existing credit terms.

ARTICLE 8. RELATED TRANSACTIONS.

The parties agree that the transactions contemplated hereby are subject to the condition that in connection with the Closing the related transactions described below shall be consummated as of the Closing Date.

8.1 Instruments of Transfer. Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all the Subject Assets, bills of sale, assignments of leases, title to vehicles subject to title registration, and such other instruments of transfer as may be required.

8.2 Delivery of Records and Contract. Seller shall have used all reasonable efforts to have delivered or caused to be delivered to Buyer all of Seller’s leases, contracts, commitments and rights, or such assignments thereof and consent to assignments as are necessary to ensure Buyer the full benefit of same. Seller shall also have delivered to Buyer all of Seller’s Business Records, tax returns for the five years prior to the Closing, books and other data relating to the Subject Assets, and the business and operations represented thereby (except corporate records, original tax returns and financial statements, and other Excluded Assets), all of which shall be retained by Buyer until December 31, 2015.

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8.3 Change of Name. Seller shall have delivered to Buyer a consent in a form satisfactory for the Secretary of State of the State of South Carolina and the applicable county in South Carolina consenting to the use of the name “Version3” by Buyer or any affiliate thereof, or have taken such other steps as would permit Buyer to use the name “Version3”.

8.4 Purchase of Stock. At the Closing, Seller and Shareholders shall have delivered to Buyer sufficient records or documents to evidence the redemption or purchase of those shares of stock of the Seller previously held by Helen Levine.

8.5 Shareholder Agreements. At the Closing, each of the Shareholders shall have delivered to Buyer a Shareholder Agreement with Buyer (the “Shareholder Agreements”).

8.6 Noncompetition Agreement, Nonsolicitation Agreements, and Employment Agreements. Buyer shall have entered into (i) Noncompetition Agreement with both Seller and the Majority Shareholders, the form of which is attached hereto as Exhibit A; (ii) Nonsolicitation Agreements with the Minority Shareholders, the form of which is attached hereto as Exhibit B; and (iii) Employment Agreements with the Majority Shareholders, the form of which is attached hereto as Exhibit C.

8.7 Opinion of Seller’s Counsel. At the Closing, Buyer shall have received from Ellis Lawhorne & Sims, P.A., counsel for Seller and Shareholders, an opinion dated as of the Closing, in a form of which is agreeable to Buyer.

8.8 Opinion of Buyer’s Counsel. At the Closing, Buyer shall have received from Smith Moore Leatherwood, LLP, counsel for Buyer, an opinion dated as of the Closing, in a form of which is agreeable to Seller.

8.9 Stock Certificates. As part of the Consideration and in accordance with Section 1.3 hereof, Buyer shall have delivered to Seller a copy of a letter to Continental Stock & Transfer Buyer directing it to issue to Seller or Robert Ginsburg, Andrew Sakalian, Kurt Haas, Donald Jones, Steven Kean and Richard Wakeman, as its permitted assigns, stock certificates for the Stock as of the Closing Date, such certificate to be delivered by the transfer agent following Closing. Each certificate shall contain the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT AFTER SUCH SECURITIES HAVE BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS OR IN THE OPINION OF COUNSEL ACCEPTABLE TO THE BUYER, AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS IS AVAILABLE.

ARTICLE 9. INDEMNIFICATION.

9.1 Definitions. For purposes of this Article 9:

“Losses” means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is

1129616v6	20

forthcoming under Section 9.2 or Section 9.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Buyer’s Indemnified Persons” means Buyer, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees, Shareholders and agents.

“Indemnified Person” means any person entitled to be indemnified under this Article 9.

“Indemnifying Person” means any person obligated to indemnify another person under this Article 9.

“Sellers’ Indemnified Persons” means each of Seller and Shareholders.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

9.2 Indemnification by Seller and Shareholders. Subject to this Article 9, Seller and Shareholders, jointly and severally, agree to defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Seller or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any of the representations or warranties made by Seller and Shareholders pursuant to (a) Section 2.10 as to title to assets; (b) Section 2.1 as to organization and qualification of Seller; (c) Section 2.4 as to authorization; (d) Sections 2.12, 2.13, 2.14, and 2.15 as to intellectual property rights; and (e) Section 2.21 as to warranties contained therein;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholders on or before the Closing;

(iv) resulting from or arising out of any breach of any covenant or agreement made by Seller and/or Shareholders in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller and/or Shareholders after the Closing;

(v) in respect of any liability or obligation of Seller not included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances existing prior to the Closing or the operation of Seller’s Business prior to the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date except for transfer taxes arising out of the transactions contemplated hereby;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused in whole or in part by the operations of Seller prior to the Closing; or

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(viii) resulting from or arising out of the fraud of Seller or Shareholders.

9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers’ Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(i) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(ii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer on or before the Closing;

(iii) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer after the Closing;

(iv) in respect of any liability or obligation of Buyer included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances arising after the Closing or the operation of Buyer’s business prior to the Closing;

(v) resulting from or arising out of any liability, payment or obligation of Buyer arising out of any litigation or similar matter asserted against Buyer, in each case to the extent such litigation or other matter arose out of or relates to the business of Buyer after the Closing;

(vi) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Buyer of any kind or description (including interest and penalties with respect thereto) for all periods commencing after the Closing Date;

(vii) resulting from or arising out of any Third Party Action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any environmental law arising out of or caused by the operations of Buyer after the Closing;

(viii) resulting from or arising out of any additional tax liability or obligation, penalties and interest, if any, of Seller or Shareholders resulting from a successful challenge by the Internal Revenue Service or South Carolina Department of Revenue to the allocation of the purchase price under Section 1.12 hereof; or

(ix) resulting from or arising out of the fraud of Buyer.

9.4 Limitations on Indemnification.

(a) Neither Seller, Shareholders nor Buyer shall have any indemnification liability under Section 9.2 or 9.3 unless one or more of the Indemnified Persons gives written notice to the Indemnifying Persons asserting a claim for Losses in accordance with Section 9.5 hereof, on or before the expiration of the period set forth below:

(i) for claims under clauses (i) and (iii) of Section 9.2 above, for a period of eighteen (18) months from the Closing Date;

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(ii) for claims under Section 9.3 above, for a period of eighteen (18) months from the Closing Date; and

(iii) for claims under any other clause of Section 9.2 above, without limitation as to time subject to the expiration of the applicable statute of limitations.

(b) Except for Losses resulting from Third Party Actions (as hereinafter defined in Section 9.6 below) or those arising under Section 9.2(ii) above, neither Seller nor Shareholders shall be liable for any Losses with respect to matters set forth in Section 9.2 or otherwise in this Agreement until all Losses with respect to such matters exceed Ten Thousand Dollars ($10,000.00)(the “Deductible”), and then only liable for Losses in excess of the Deductible. In no event shall the total amount to which Seller and Shareholders shall be liable for such matters exceed the value of the Initial Stock (the “Cap”).

9.5 Notice. The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnified Person is likely to give rise to an indemnification claim. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 9.

9.6 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any claims, actions or suits of any third party (hereinafter a “Third Party Action”), any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

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(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

9.7 Miscellaneous.

(a) Buyer’s Indemnified Persons shall be entitled to indemnification under Section 9.2 and Sellers’ Indemnified Persons shall be entitled to indemnification under Section 9.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been disclosed in writing on the Schedules to the Seller’s Disclosure Letter or the Buyer’s Disclosure Letter, as applicable. However, Buyer’s Indemnified Persons shall not be entitled to indemnification under Section 9.2 as to matters giving rise to a liability, payment, obligation or expense if Buyer had knowledge of such matters and the nondisclosure of such knowledge would cause a breach of that representation set forth in Section 4.10.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

9.8 Payment of Indemnification. Claims for indemnification under this Article 9 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person. In the event the Buyer is the Indemnified Person, Buyer may offset the amount of its claim against any obligation Buyer may have to Seller or Shareholders under this Agreement, including the obligation to pay any portion of the Consideration following the Closing. To the extent that the Consideration has already been paid by Buyer to Seller or Shareholders, if Buyer is the Indemnified Person, the indemnity payment shall be made by either (i) Seller or Shareholders by returning a number of the shares of Stock to Buyer equal in value to the amount of the indemnity payment required to be made or (ii) a cash payment in the amount of the indemnity payment required to be made. Such value for each share of Stock shall be determined as of the date the indemnity payment is due by computing the average of the single high and single low stock price per share for shares of Stock then being publicly traded in the ten (10) consecutive trading days prior to the date that the indemnity payment is due.

ARTICLE 10. MISCELLANEOUS.

10.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and, except as otherwise provided in this Agreement, no expenses of Seller or Shareholders relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer.

10.2 Notices. Any notice or other communication in connection with this Agreement shall be made in accordance with this Section 10.2 and shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to Shareholders or Seller, to:

Version3, Inc.

1702 Laurel Street

Columbia, South Carolina 29201

Attn: Andrew Sakalian

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with a copy to:

Ellis Lawhorne & Sims, P.A.

1501 Main Street, 5th Floor

Columbia, South Carolina 29201

Attention: Robert P. Bethea

If to Buyer, to:

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Attention: Nancy Hedrick

with a copy to:

Smith Moore Leatherwood, LLP

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

Attention: Richard L. Few, Esq.

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

10.3 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the mutual consent of the parties, except as required by law. Seller and Shareholders acknowledge Buyer’s obligations to report under the Exchange Act with respect to the subject matter of this Agreement.

10.4 Confidentiality. Seller, Shareholders and Buyer entered into that certain Nondisclosure Agreement on April 24, 2008, incorporated herein by reference (“Confidentiality Agreement”), whereby all the parties agreed that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. The Confidentiality Agreement duties and obligations of the parties thereunder shall survive the Closing of the transactions contemplated hereby.

10.5 Entire Agreement. This Agreement (including all exhibits and all documents delivered pursuant to or referred to in this Agreement) constitutes the entire agreement between the parties and, except for the Confidentiality Agreement referenced in Section 10.4 above, supersedes all previous agreements between the parties All promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto have been expressed herein or in the documents delivered pursuant to or referred to in this Agreement.

10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.7 Assignability. Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any right to the payment of money or

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other obligations hereunder or thereunder may be assigned by Seller, Shareholders, or Buyer without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing (a) to one or more banks or other lenders which provide financing to Buyer from time to time, (b) to any successor to all or substantially all of its business and assets relating to the subject matter of this Agreement and (c) to one or more subsidiaries (including subsidiaries of subsidiaries) of Buyer. Unless otherwise expressly consented to by the other parties hereto, no assignment by any party hereto shall relieve that party of any obligations hereunder or under any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing. Any assignment in violation of this Agreement shall be deemed a breach hereof for which Buyer shall be entitled to retain all amounts that would otherwise be payable by Buyer hereunder as liquidated damages and not as a penalty. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.8 Amendment. This Agreement may be amended only by a written agreement executed by Buyer, Seller, and Shareholders.

10.9 Binding Arbitration. Any controversy or claim arising out of or related to this Agreement or any transactions contemplated herein that cannot be amicably resolved, will be resolved by binding arbitration pursuant to the Federal Arbitration Act, U.S.C. §1 et seq., held in Greenville, South Carolina, or any other location mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, as modified. The decree or judgment of any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. Notwithstanding the foregoing, any claims arising regarding the issuance of the Stock or the authorization of the Buyer related to this Agreement shall be governed by the law of the State of Delaware.

10.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.12 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

10.13 Knowledge. For purposes of this Agreement, the knowledge of a person shall mean to the best of such person’s knowledge after due investigation.

10.14 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the date first written above.

Buyer:

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Its:	President and Chief Executive Officer

Seller:

VERSION3, INC.

By:	/s/ Andrew Sakalian
Its:	President and CEO

Shareholders:

/s/ Robert Ginsburg
Robert Ginsburg

/s/ Andrew Sakalian
Andrew Sakalian

/s/ Kurt Haas
Kurt Haas

/s/ Donald Jones
Donald Jones

/s/ Steven Kean
Steven Kean

/s/ Richard Wakeman
Richard Wakeman

1125466v6 - Signature Page to Asset Purchase Agreement

Index of Schedules and Exhibits

Schedule 1.1(b)(iv)	Excluded Assets
Schedule 1.2	Assumed Liabilities

Exhibit A	Form of Noncompetition Agreement
Exhibit B	Form of Nonsolicitation Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Chapter 13 of Title 33 of the S.C. Code

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Schedule 1.1(b)(iv)

Excluded Assets

1.	10 Dell Inspiron 8500

2.	2 Dell Latitude D830 C2 laptops that are possessed by Kurt and Andy.

3.	All cash of the Seller representing any and all monies received prior to the Closing Date for services completed prior to the Closing Date.

Schedule 1.2

Assumed Liabilities

Seller’s obligation to Andrew Sakalian in the amount of $240,750.00.

Exhibit A

Form of Noncompetition Agreement

Attached hereto.

CONFIDENTIALITY, NONCOMPETITION AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NONCOMPETITION, AND NONSOLICITATION AGREEMENT (“Agreement”) is made effective on the 18th day of August, 2008 (the “Effective Date”), by and among Computer Software Innovations, Inc., a Delaware corporation (“Company”), Version3, Inc., a South Carolina corporation (“Version3”), and Andrew Sakalian, Robert Ginsburg and Kurt Haas, the majority shareholders of Version3 (collectively, the “Shareholders”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization among Company, Version3, Donald Jones, Steven Kean and Richard Wakeman, and Shareholders (collectively, the “Sellers”) effective August 18, 2008 (the “Purchase Agreement”), Sellers have agreed to sell substantially all of the assets and business of Version3 to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, Version3 was in the business of providing software products and services related to access and identity management (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, prior to the date of the Transaction, Shareholders were the directors and officers of Version3;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Sellers agree under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Sellers acknowledge that through Shareholders’ ownership of Version3, Shareholders’ participation in the management of Company’s business activities, and Shareholders’ prior relationships with the Business, Shareholders have had an opportunity to become familiar with and have made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as Version3’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by Version3, the products and methods used and preferred by Version3’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

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2. Sellers further acknowledge that the Purchase Agreement will not be entered into without the execution by Sellers of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

3. Version3 has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which shall be conveyed to Company through the Transaction and which shall be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Version3 has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which shall be conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Sellers shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company’s sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Sellers or otherwise coming into the possession of Sellers, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Each Seller hereby individually agrees that during the period commencing as of the Effective Date and ending two (2) years thereafter (the “Noncompete Period”), Seller shall be subject to and shall strictly comply with the following covenants not to compete with Company in the conduct of its business:

(a)	Within the geographical territory described herein below, Seller will not engage in, directly or indirectly, or develop any business, activity, technology or product of the same type and nature that has been conducted, produced or sold by Company during the one year period prior to the Effective Date hereof. It is understood that the term “directly or indirectly” as used herein means that Seller shall not participate as an owner, employee, agent or consultant to any business entity, whether a proprietorship, partnership, association or corporation, which engages in the prohibited activity.

(b)	Within the geographical territory described herein below, Seller will not engage, directly or indirectly, in any business or activity which requires Seller, or any person or party employed by it or him or who it or he represents, to provide any Trade Secret to any other person or party who is then engaged in a business of the same type or nature as that has been conducted, produced or sold by Company during the one year period prior to the Effective Date hereof.

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(c)	The geographical territory to which the covenants under paragraphs 4(a) and (b) above relate consists of those geographical areas in which Company or its subsidiaries or affiliates conducted substantial or reoccurring business during the one year period prior to the Effective Date hereof. For example, a single business transaction generating an insubstantial amount of revenue for the Company during the prior one year period would not result in such area being included within the geographical territory. However, both a single business transaction generating substantial revenue and a series of insubstantial, recurring business transactions that, when taken together, generate substantial revenue for the Company would result in such area being included within the geographical territory.

(d)	Simultaneous with the execution of this Agreement, each Shareholder of Seller is executing an Employment Agreement with the Company (each of which is referred to as an “Employment Agreement”). Notwithstanding the generally applicable two (2) year Noncompete Period established in Section 4(a), above, the Noncompete Period applicable to a Shareholder shall be automatically reduced to one (1) year following the termination of such Shareholder’s Employment Agreement by the Company pursuant to Section 15.b(ii) of their respective Employment Agreement.

5. During the Noncompete Period, Seller shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 5(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay (i) Two Hundred and No/100ths Dollars ($200.00) to Version3 and (ii) One Hundred and No/100ths Dollars ($100.00) to each of the Shareholders by check or wire transfer at the Closing of the Transaction.

7. Sellers hereby acknowledge that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Sellers agree that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief and/or specific

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performance is brought by Company to enforce the terms of this Agreement, Sellers shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Sellers that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Sellers breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Sellers therefore agree that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Sellers for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Confidentiality, Noncompetition and Nonsolicitation Agreement as of the date first above written.

VERSION3:

Version3, Inc.

By:
Its:

SHAREHOLDERS:

Andrew Sakalian

Robert Ginsburg

Kurt Haas

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

11137224v4 Confidentiality, NonCompetition and NonSolicitation Agreement for Version3 and Majority Shareholders	5

Exhibit B

Form of Nonsolicitation Agreement

Attached hereto.

CONFIDENTIALITY AND

NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY AND NONSOLICITATION AGREEMENT (“Agreement”) is made effective on the 18th day of August, 2008 (the “Effective Date”), by and among Computer Software Innovations, Inc., a Delaware corporation (“Company”), and Donald Jones, Steven Kean and Richard Wakeman, the minority shareholders of Version3, Inc., South Carolina corporation ( “Version3”), (the shareholders collectively, the “Shareholders”).

WHEREAS, pursuant to an Agreement and Plan of Reorganization among Company, Version3, Andrew Sakalian, Robert Ginsburg, Kurt Haas and Shareholders (collectively, the “Sellers”) effective August 18, 2008 (the “Purchase Agreement”), Sellers have agreed to sell substantially all of the assets and business of Version3 to Company and Company has agreed to purchase such assets, subject to the terms and conditions contained therein (the “Transaction”);

WHEREAS, prior to the date of the Transaction, Version3 was in the business of providing software products and services related to access and identity management (the “Business”) and Company intends to continue and expand the Business following the Transaction;

WHEREAS, Company has expressly required, as a condition to the Purchase Agreement, that Shareholders agree under the terms set forth in this Agreement not to compete with the Company; and

WHEREAS, this Agreement is a material inducement to Company to enter into the Purchase Agreement and complete the Transaction.

NOW, THEREFORE, in consideration of the sums set forth below, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Shareholders acknowledge that through Shareholders’ ownership of Version3, Shareholders’ participation in the Company’s business activities, and Shareholders’ prior relationships with the Business, Shareholders have had an opportunity to become familiar with and have made use of, acquired and/or added to confidential information of a special and unique nature and value relating to such matters as Version3’s list of customers and potential customers, pricing information and lists, sales and marketing materials and methods, financial and competition data, employee information, payroll data, supplier relationship, supplier contracts, customer relationships, customer contracts and terms, copyrights, proprietary information, trade secrets, patents, systems, procedures, manuals, confidential reports, records, operational expertise, and the nature and type of services rendered by Version3, the products and methods used and preferred by Version3’s customers, and the fees paid by them (all of which are deemed for all purposes confidential and proprietary).

2. Shareholders further acknowledge that the Purchase Agreement will not be entered into without the execution by Shareholders of this Agreement, as the terms and conditions of this Agreement are essential to the success and the future operations of Company.

1140314

3. Version3 has owned various trade secrets consisting of, without limitation, customer pricing, material costs, customer lists, business practices, plans, policies, secret inventions, processes and compilations of information, records and specifications which shall be conveyed to Company through the Transaction and which shall be regularly used in the operation of the Business (collectively, “Company’s Secrets”). Version3 has also owned information related to the development of products, costs, management policies, and plans for the operation of the Business which shall be conveyed to Company through the Transaction (collectively, “Company’s Policies”). Company’s Secrets and Company’s Policies shall be referred to herein collectively as the “Trade Secrets”. Except as otherwise required by law, Shareholders shall not disclose any of the Trade Secrets, directly or indirectly, or use the Trade Secrets or such information in any way, except with the prior written consent of Company, or its successor or assignee, which may be withheld in Company’s sole discretion. All files, records, customer lists, documents, reports, audits, projections and similar items relating to the Business, whether prepared by or on behalf of Shareholders or otherwise coming into the possession of Shareholders, shall become and remain the exclusive property of Company and shall not be removed from the premises of Company, either in original or reproduced form, under any circumstances whatsoever, without the prior written consent of Company.

4. Each Shareholder hereby individually agrees that during the period commencing as of the Effective Date and ending five (5) years thereafter (the “Nonsolicitation Period”), Shareholder shall not (whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of Company during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in paragraph 4(a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with Company.

6. As consideration for this Agreement, the Company will pay One Hundred and No/100ths Dollars ($100.00) to each of the Shareholders by check or wire transfer at the Closing of the Transaction.

7. Shareholders hereby acknowledge that the covenants and obligations hereunder, are of special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the actual or threatened breach of which shall result in substantial injuries and damages, for which monetary relief may fail to provide an adequate remedy at law. Accordingly, Shareholders agree that Company shall be entitled, in the event of an actual or threatened breach of this Agreement, to seek remedies including but not necessarily limited to (i) temporary or permanent injunctive relief; (ii) specific performance; and (iii) monetary relief, to the extent that monetary relief may constitute an adequate remedy in whole or in part. If any proceeding for injunctive relief

2

and/or specific performance is brought by Company to enforce the terms of this Agreement, Shareholders shall be deemed to have waived, and shall not assert, any claim or defense that Company has an inadequate remedy at law or that such a remedy at law does not exist. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, Company, if it prevails in such action, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which a court of competent jurisdiction may order.

8. It is expressly recognized and acknowledged by Shareholders that the covenants set forth in this Agreement are reasonable and necessary for the protection of the business acquired by Company and that Company will suffer a great loss and damage should Shareholders breach or violate any of the stated covenants for which Company may not have an adequate remedy at law. Shareholders therefore agree that in the event of a material breach of these covenants, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach, from a court of competent jurisdiction. Company, in a court of competent jurisdiction upon proper proof, may also sue to recover for such claims as it may have against Shareholders for actual damages resulting from the breach of these covenants.

9. If any one or more provisions contained in this Agreement or any other document executed pursuant to this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the documentation executed pursuant hereto, shall not in any way be affected or impaired thereby and this Agreement shall otherwise remain in full force and effect.

10. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of South Carolina, without reference to its conflicts of law rules.

11. The parties agree that this Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous oral or written understandings concerning the subject matter hereof.

12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

[Signature Page to Follow]

3

IN WITNESS WHEREOF, the parties have executed this Confidentiality and Nonsolicitation Agreement as of the date first above written.

VERSION3:

Version3, Inc.

By:
Its:

SHAREHOLDERS:

Donald Jones

Steven Kean

Richard Wakeman

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

1140914NonSolicitation Agreement for Minority Shareholders	5

Exhibit C

Form of Employment Agreement

Attached hereto.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 18th day of August, 2008 by and between Computer Software Innovations, Inc., a corporation organized under the laws of the State of Delaware (“Company”), and                      , an individual and resident of South Carolina (“Employee”).

WHEREAS, Employee is currently employed by Version3, Inc., a South Carolina corporation (“Version3”);

WHEREAS, pursuant to an Asset Purchase Agreement entered into on August 18, 2008 by and between Company and Version3 (“Purchase Agreement”), Company is purchasing significantly all of the assets of Version3 (the transaction, the “Acquisition”);

WHEREAS, upon such Acquisition, Employee will no longer be employed by Version3; and

WHEREAS, due to Employee’s skill and knowledge regarding the business of Version3, the Company desires to employ Employee in the capacity set forth herein following the Acquisition, and Employee desires to be employed by Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, and in consideration of being employed as an Employee with Company, the sufficiency whereof is hereby acknowledged by Employee, the parties hereto do hereby agree as follows:

1. Recitals Part of Agreement. The above recitals are made a part of this Agreement with the same force and effect as if the same were herein repeated fully and at length.

2. Employment. Company agrees to employ Employee during the Term specified in Paragraph 15 hereof and Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a) Employee shall serve as                                 .

(b) Subject to the authority of the Chief Executive Officer (“CEO”) of Company to modify the duties and responsibilities of Employee, Employee’s powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities reasonably associated with the position of Sales Specialist/Microsoft Practice and such duties and responsibilities will not be materially modified in a manner which is inconsistent with Employee’s current standing and position with Company without the prior written consent of Employee. Notwithstanding anything contained

1144493 Employment Agreement

herein to the contrary, Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

(c) Employee shall be employed on a full-time basis by Company with the expectation of working a forty (40) hour week, or as is necessary to complete the duties and responsibilities set forth herein. During the Term, Employee agrees that he will devote his best efforts and all his skill and ability to the performance of his duties hereunder to generally promote the interests of Company.

(d) In addition to such services as Employee is required to render to Company, from time to time, if requested, he shall render similar services to affiliates of Company; provided that such services can be performed within the forty (40) hour work week described in Paragraph 3(a) above.

(e) Employee’s services initially shall be performed in Columbia, South Carolina, subject to necessary temporary, travel requirements of Company.

4. Salary, Benefits and Special Compensation.

(a) As compensation for services hereunder and in consideration of his agreement not to compete as set forth in Paragraph 5 hereof, Company shall pay Employee a base salary at the annual rate of                                  and No/100ths Dollars ($                    ). Such base salary shall be paid in equal installments in accordance with the normal payroll policies of Company.

(b) Employee shall be eligible to receive such raises and bonuses as the CEO of Company shall in her sole discretion, from time to time, determine.

5. Noncompetition. Employee agrees that his services to Company are of a special, unique, extraordinary and intellectual character, and his position with Company places him in a position of confidence and trust with customers of Company and its affiliates. Consequently, Employee agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of Company that Employee make the covenants contained herein (collectively the “Noncompete Covenants”). Accordingly, Employee agrees that, during the period of Employee’s employment hereunder and for the period of one (1) year immediately following the expiration of this Agreement or termination, whether voluntary or involuntary, of his employment, he shall not, directly or indirectly:

(i) own, operate, manage or be employed by or affiliated with any person or entity that engages in any business then being engaged in by Company or its subsidiaries or affiliates in the geographic area in which Company conducts its business at the time of such termination (collectively, the “Integrated Companies”); or

1144493 Employment Agreement	2

(ii) attempt in any manner to solicit from any customer or supplier of the Integrated Companies, business of the type performed for or by the Integrated Companies or persuade any customer or supplier of the Integrated Companies to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done with the Integrated Companies, whether or not the relationship between the Integrated Companies and such customer or supplier was originally established in whole or in part through his efforts; or

(iii)(whether alone or as a partner or joint venturer with any other person or entity, or as a shareholder, employee, consultant or agent of any corporation or company or as a trustee of any trust):

(a)	employ or retain any individual who is or was an employee or officer of the Integrated Companies during the twelve (12) month period immediately preceding the date hereof; or

(b)	contact, solicit or assist in the solicitation of any individual described in subparagraph (a) above for the purpose of employing him or obtaining his services for hire or otherwise causing him to leave his employment or engagement with the Integrated Companies.

As used in this Paragraph 5, the terms: (i) “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Integrated Companies at the Date of Termination, or at any time during the preceding year was a customer or supplier of the Integrated Companies, or if Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct; and (ii) “geographical area” means those geographical areas in which the Integrated Companies conducts substantial or recurring business. For example, a single business transaction generating an insubstantial amount of revenue for the Company would not result in such area being included within the geographical area. However, both a single business transaction generating substantial revenue and a series of insubstantial, recurring business transactions that, when taken together, generate substantial revenue for the Company would result in such area being included within the geographical area.

6. Confidential Information. Employee recognizes that it is in the legitimate business interest of the Integrated Companies to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Integrated Companies for any purpose other than in connection with the performance of his duties to the Integrated Companies, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Employee. Employee therefore agrees that all Trade Secrets and Confidential Information relating to the Integrated Companies heretofore or in the future obtained by Employee shall be considered confidential and the proprietary information of the Integrated Companies. During the Term, Employee shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information, other than as necessary to further the business objectives of the Integrated Companies in accordance with the terms of his employment hereunder.

1144493 Employment Agreement	3

The term “Trade Secrets or other Confidential Information” includes, by way of example and without limitation, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how”, formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, techniques, specifications, and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Integrated Companies, procurement and promotional information, credit and financial data concerning customers or suppliers of the Integrated Companies, information relating to the management, operation and planning of the Integrated Companies, and other information of a similar nature to the extent not available to the public, and plans for future development. After termination of Employee’s employment with the Integrated Companies, for any reason, Employee shall not use or disclose Trade Secrets or other Confidential Information at any time in perpetuity.

7. Disclosure of Contributions. “Contributions” shall mean discoveries, improvements, ideas, processes, designs, devices, technology, derivative works, works of authorship, and inventions regardless of the physical form in which a Contribution is expressed or appears and whether or not patentable, protected by copyright, suitable for adoption as a trademark or otherwise. The Employee shall disclose promptly to Company or its designee and to no one else any and all Contributions which are made or conceived either solely or jointly with others and which are related to the field of work of the Company or the Company’s Business or its products, processes, software development, engineering or marketing projects, at all times during and after employment, if such Contributions are based upon the Company’s Confidential Information. Employee’s obligation to disclose exists whether such Confidential Information was acquired before the effective date of this Agreement or thereafter. Employee agrees and acknowledges that the above obligation to disclose Contributions to Company continues for as long as the Confidential Information exists.

8. Assignment. Employee agrees to assign and hereby assigns to the Company and/or its designee his entire right, title and interest in any and all Contributions, including all copyrights, which are to be disclosed under Paragraph 7. Employee shall make, execute and deliver all further instruments and documents which the Company considers necessary to properly effect, or perfect, any assignments under this Paragraph 8. Included in this Assignment are the Employee’s entire right, title and interest in any and all patent applications to the Employees’ Contributions.

Any and all assignments under this Paragraph 8 shall be self-executing.

9. Patents, Trademarks and Copyrights. Company or its designee in its sole discretion shall determine whether or not a patent, trademark and/or copyright application or applications shall be filed in the United States or elsewhere for any and all of Employee’s Contributions which are to be disclosed and be the property of Company as

1144493 Employment Agreement	4

provided in Paragraphs 7 and 8, respectively. Employee shall assist Company or its designee as may be reasonably required in the preparation and prosecution of all such patent, trademark and/or copyright applications. Employee shall also further assist Company or its designee as may be reasonably required, such as by testifying as to his Contribution and activities in connection therewith in any legal proceeding, including patent, trademark and/or copyright infringements suits, or involving the maintenance of a patent, trademark and/or copyright whose subject is his Contribution.

The obligations of this paragraph shall survive termination of this Agreement.

If Company or its designee requires any service pertaining to this Paragraph 9 to be rendered by the Employee during the term of employment, he shall be reimbursed for expenses incident thereto, but shall not be entitled to additional compensation therefor; however, if such service is required after employment is ended, Company shall pay the Employee at a reasonable rate for the time actually devoted by the Employee, and shall reimburse him for any reasonable travel and/or personal living expenses incurred in performing such services.

10. Company Records; Return Thereof. Employee shall keep, maintain and make available to Company complete, organized, and up-to-date written records and/or files, including any notebooks, reports, photographs, sketches, drawings or models of his Contributions, research, correspondence, software, disks, diskettes and similar materials, which are to be disclosed to Company under Paragraph 7, and such written records shall be available to the Company at all times. Under no circumstances is such information to be kept permanently off of the Company’s premises by Employee, provided that Employee may utilize such information off premises for the benefit of the Company. All written records, as provided in Paragraph 10, and all other documents and data relating directly or indirectly to any information made or compiled by, or delivered to, or made available to, or otherwise obtained by Employee, are the exclusive property of the Company, and Employee shall deliver them promptly to Company at the Termination of his employment or at any other time when Company so requests, and Employee shall not retain any copies, notes, including handwritten notes, software, disks, diskettes or similar materials, or excerpts thereof.

11. Service as Consultant or Expert. Employee agrees not to serve as a consultant or expert, or become retained or employed, directly or indirectly, as a consultant or expert witness in any matter which could involve or concern Confidential Information of Company without the prior written consent of Company. Notwithstanding the above, if a Court or other legal body having appropriate jurisdiction orders Employee to testify or otherwise participate in legal proceedings, and that Order is not subject to appeal or other form of review, this Agreement shall not prevent Employee from complying with such an Order; provided that Employee shall not seek or assist in seeking such an Order. Upon learning that such an Order is or has been sought, and in any event before complying with such an Order, Employee shall provide immediate written advance notice to and consult with Company and its counsel.

1144493 Employment Agreement	5

12. Reports of Improper Contacts. Employee agrees to report immediately to Company any attempts by former employees or any other persons to obtain Confidential Information from the Employee or from fellow employees.

13. Reasonableness of Restrictions.

a. Employee warrants and represents that he has carefully read and considered the provisions of Paragraph 5, and, having done so, agrees that the restrictions set forth in that paragraph, including, but not limited to, the time period of restriction, geographical areas of restriction, and scope of activity restrained, are fair and reasonable and are reasonably required for the protection of the goodwill and business interests of the Company and its officers, directors, shareholders, and other employees.

b. In the event that, notwithstanding the foregoing, any of the provisions of Paragraph 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provisions of Paragraph 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

14. Remedies for Breach. Employee acknowledges and agrees that the services he will render to Company hereunder are extraordinary and unique and that, accordingly, the injury Company would suffer in the event of a breach by Employee of this Agreement would be irreparable injury, not adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by Employee, Company shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach, and Employee hereby consents to the issuance thereof by any court of competent jurisdiction without bond. Company may further assert such claims as it might have against Employee for actual, incidental, consequential, punitive and other damages resulting from the breach of this Agreement. If Company prevails in whole or in part in any such action, Employee shall be liable to Company for all reasonable costs, expert witness fees, and attorney fees Company incurs in connection with seeking such legal or equitable relief.

15. Term and Termination.

a. Term of the Agreement. The Agreement shall have an initial term of four (4) years from the Effective Date (hereinafter the “Initial Term”), unless earlier terminated pursuant to Section 15(b) below. The Agreement may be renewed for successive one year terms (hereinafter referred to as “Renewal Term(s)”) by the Company delivering written notice of its intention to renew to the Employee not later than thirty (30) days prior to the expiration of the subject term. Employee and Company shall each have the

1144493 Employment Agreement	6

right to terminate this Agreement upon thirty (30) days advance written notice to the other party; in which case all salary and benefits shall terminate on the effective date of such termination.

b. Termination by the Company.

(i)	The Company may terminate the employment of Employee for Cause at any time without prior notice, except as required below. As used herein, the term “Cause” shall be limited to:

a.	willful malfeasance or willful misconduct by Employee in connection with his employment;

b.	continuing refusal by Employee to perform his duties hereunder or any lawful direction of the Board of Directors of the Company after notice of any such refusal to perform such duties or direction was given to Employee;

c.	any breach of the provisions of Sections 5, 6, 7, 8, or 9 of this Agreement by Employee; or

d.	the commission by Employee of (1) any felony or (2) a misdemeanor involving dishonesty, fraud, or moral turpitude; or

e.	any other material breach of this Agreement by Employee that remains uncured for more than fifteen (15) days after receipt by Employee of written notice of the material breach from the Company.

(ii)	The Company may terminate the employment of Employee at any time upon the giving of thirty (30) days advance written notice as provided in subparagraph (iii) herein, which shall be designated as a termination without cause.

(iii)	Termination of Employee pursuant to this Section shall be made by delivery to Employee of a letter informing him of the grounds for termination.

16. Survival of Certain Provisions. The parties’ obligations under Paragraphs 5, 6, 7, 8, 9, 10, 12, 13, and 14 shall survive the termination of this Agreement, except as otherwise provided herein.

17. Governing Laws; Venue. This Agreement shall in all respects be subject to and governed by the laws of the State of South Carolina without regard to choice of law principles, and all disputes arising under or in connection with this Agreement shall be resolved by a court of competent jurisdiction in Greenville County, South Carolina. The parties hereto agree that the South Carolina Trade Secrets Act, S.C. Code Ann. § 39-8-10, et. seq., as amended, shall apply to and be binding upon the parties. The parties also agree to the jurisdiction and venue of the federal or state courts of Greenville County, South Carolina for resolution of any disputes arising under this Agreement.

1144493 Employment Agreement	7

18. Construction. The parties agree that nothing herein contained shall be construed against one particular party and in favor of the other.

19. Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement. The parties agree that the paragraphs hereof are severable and if any provision, sentence, clause or part of this Agreement is held invalid or unenforceable for any reason whatsoever, the remaining paragraphs shall continue in full force and effect.

20. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by Company and the Employee.

21. Assignment. Company may sell, transfer, or assign its rights under this Agreement, including, without limitation, its rights against competition by Employee; however, Employee may not sell, transfer, or assign its rights under this Agreement.

22. Headings. The Paragraph headings are for convenience only and shall not affect the meaning of the provisions contained in this Agreement.

23. Binding Effect. The obligations set forth in this Agreement are binding upon the Employee, his heirs, administrators, personal representatives and other legal representatives, and will continue to be effective after Employee’s termination of employment. The Agreement shall inure to the benefit of any successors or assigns of the Company.

24. Use of Gender. The use of any gender herein shall be deemed or include the other genders, and the use of the singular herein shall be deemed to be or include the plural (and vise versa), wherever appropriate.

25. No Licenses Granted. Nothing contained in this Agreement shall be construed as granting or conferring upon Employee any license under patent applications, patents, copyrights, trademarks, or any other proprietary rights of Company.

26. Warranties of Employee. The Employee warrants and represents that he has not previously assumed any obligation to others inconsistent with either his employment by Company, or the Employee’s responsibilities and obligations under this Agreement, and that the execution and delivery of the Agreement and Employee’s employment with the Company do not violate any previous Employment Agreement or other contractual obligation of Employee. Employee further agrees that during the two year period following Employee’s employment with the Company, he will disclose the terms of this Agreement to any future Employer prior to the beginning of his employment with such Employer.

1144493 Employment Agreement	8

27. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Employee and Company with respect to the employment of Employee. This Agreement supersedes all previous agreements, written or oral, relating to the employment of Employee or the above subject matter.

THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAVE THE AGREEMENT REVIEWED BY AN ATTORNEY/LAWYER PRIOR TO ITS EXECUTION HAS BEEN MADE AVAILABLE TO THE EMPLOYEE. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT.

(SIGNATURE PAGE TO FOLLOW)

1144493 Employment Agreement	9

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the day and year first above written.

COMPANY:

Computer Software Innovations, Inc.

Nancy K. Hedrick, President and CEO

EMPLOYEE:

1144493 Employment Agreement	10

Exhibit D

Chapter 13 of Title 33 of the S.C. Code of Laws

Attached hereto.

S.C. Code Ann. § 33-13-101

SOUTH CAROLINA CODE OF LAWS

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

GO TO SOUTH CAROLINA ARCHIVE DIRECTORY

S.C. Code Ann. § 33-13-101 (2007)

§ 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

GO TO SOUTH CAROLINA ARCHIVE DIRECTORY

S.C. Code Ann. § 33-13-102 (2007)

§ 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

S.C. Code Ann. § 33-13-102

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

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S.C. Code Ann. § 33-13-103 (2007)

§ 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial

S.C. Code Ann. § 33-13-103

shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-200 (2007)

§ 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-210 (2007)

§ 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-220(2007)

S.C. Code Ann. § 33-13-220

§ 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-230 (2007)

§ 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-240

S.C. Code Ann. § 33-13-240 (2007)

§ 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-250 (2007)

§ 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-260 (2007)

§ 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

S.C. Code Ann. § 33-13-260

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-270 (2007)

§ 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

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S.C. Code Ann. § 33-13-280 (2007)

§ 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

S.C. Code Ann. § 33-13-300

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

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S.C. Code Ann. § 33-13-300 (2007)

§ 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SOUTH CAROLINA CODE OF LAWS ANNOTATED BY LEXISNEXIS(R)

TITLE 33. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

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S.C. Code Ann. § 33-13-310 (2007)

§ 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

S.C. Code Ann. § 33-13-310

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.